UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2019 (March 28, 2019)

GLASSBRIDGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14310	41-1838504
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

1099 Helmo Ave. N., Suite 250, Oakdale, Minnesota 55128
(Address of principal executive offices, including zip code)

(651) 704-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

CMC Transaction

As previously disclosed in a Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2018, on January 26, 2016, CMC Magnetics Corporation (“CMC”), a supplier of certain of the Company’s divested legacy businesses, filed a suit in the District Court of Ramsey County Minnesota, seeking damages from the Company and the Company’s wholly-owned subsidiary Imation Latin America Corp. (“ILAC”) for alleged breach of contract. CMC also brought similar claims in Japan and the Netherlands against other of our subsidiaries (altogether, the “CMC Litigation”). On September 15, 2017, the Company and CMC entered into a settlement agreement (the “Settlement Agreement”) providing for the full, final and complete global settlement of the CMC Litigation. Pursuant to the settlement, (i) we agreed that our subsidiary Imation Corporation Japan (“ICJ”) will cause the release and payment to CMC of approximately $9.2 million in attached assets, (ii) ICJ made a payment to CMC of $1.5 million on October 10, 2017, (iii) our subsidiary Imation Europe B.V. (“IEBV”) will cause the release and payment to CMC of approximately $825,000 in attached assets, (iv) ICJ issued to CMC an unsecured promissory note (the “CMC Note”) in the amount of $1.5 million, and (v) we guaranteed CMC ICJ’s obligations under the CMC Note.

On March 28, 2019, the Company, together with its subsidiaries, including IJC, entered into a pre-pay agreement (the “Pre-Pay Agreement”) with CMC providing that the Company shall pre-pay the remaining balance of $1,000,000 due and payable under the CMC Note for a one-time cash payment of $325,000, and CMC accepted such pre-payment in full satisfaction of the Company’s obligations under the Settlement Agreement and the CMC Note. The $325,000 payment was made on March 28, 2019. The foregoing is merely a summary of the Pre-Pay Agreement and the transactions contemplated therein, and is qualified in its entirety by reference to the Pre-Pay Agreement which is attached as Exhibit 10.1 hereto.

The information set forth in Item 2.01 is incorporated by reference into this Item 1.01.

The information set forth in Item 5.02 is incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets

On March 31, 2019, the Company entered into a securities purchase agreement (the “IMN Capital Agreement”) with IMN Capital Holdings, Inc., a Delaware company (“IMN Capital”) to sell its entire ownership of its international subsidiaries and Imation Latin America Corp., a Delaware corporation (the “Imation Subsidiaries”).

As previously disclosed, certain subsidiaries of the Company, including the Imation Subsidiaries, are parties to certain lawsuits, claims, and other legal proceedings concerning claims and counterclaims relating to excess payments made by the Imation Subsidiaries relating to copyright levies in European Union (“EU”) member states (the “Subsidiary Litigation”). Pursuant to the terms and subject to the conditions of the IMN Capital Agreement, IMN Capital acquired from the Company the Imation Shares representing the Company’s ownership interests in each of the Imation Subsidiaries (the “Subsidiary Sale”). Following the Subsidiary Sale, the Imation Subsidiaries are no longer affiliates of the Company, and the Company has no interest in or to the Imation Subsidiaries except as explicitly described in the IMN Capital Agreement. In consideration for the Subsidiary Sale, the Company shall receive certain compensation from IMN Capital. As defined in the IMN Capital Agreement, a payment occurrence is the settlement or final adjudication as to all demands, claims, counter-claims, cross-claims, third-party claims, damages, fees, costs and expenses, brought and raised on any matters arising from or related to the Subsidiary Litigation (a “Payment Occurrence”). In connection with the Subsidiary Sale, the purchase price furnished by IMN Capital to the Company (the “Purchase Price”) shall consist of (i) one hundred dollars ($100.00) payable on the closing date of the IMN Capital Agreement and (ii) 75% of all net proceeds from Subsidiary Litigation (which, for the avoidance of doubt, shall be calculated after the payment of (i) the retirement of the Germany pension liability; (ii) contingency fees payable to attorneys engaged in connection with the Subsidiary Litigation; (iii) fees payable to Mach 5, the litigation financing company and (iv) the payment of all applicable taxes including income taxes in connection with the Subsidiary Litigation) (such payment, the “Contingent Payment”). The Company expects to record a one-time non-cash gain of approximately $12 million in connection with IMN Capital Agreement transaction. The foregoing is merely a summary of the IMN Capital Agreement, the Imation Subsidiaries, the Imation Shares, the Subsidiary Sale and all related transactions thereto, and is qualified in its entirety by reference to the IMN Capital Agreement attached as Exhibit 10.2 hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Executive Officer and Entry into Amended and Restated Services Agreement

On March 29, 2019, the Board of Directors (the “Board”) of the Company appointed Daniel A. Strauss (“Mr. Strauss”) to serve as the Chief Executive Officer (the “CEO”) of the Company in addition to his role as Chief Operating Officer (the “COO”) of the Company, and appointed Francis Ruchalski (“Mr. Ruchalski” and together with Mr. Strauss the “Executives”) to serve as the Chief Financial Officer (the “CFO”) of the Company, effective April 5, 2019.

Mr. Strauss, age 34, has been the Chief Operating Officer of the Company since 2017, and a Portfolio Manager at Clinton Group, Inc. (“Clinton”) since 2010 and will continue in such role following his appointment. Mr. Strauss has over ten years of experience in corporate finance as a portfolio manager and investment analyst in private and public equity through which he has developed a deep understanding of corporate finance and strategic planning activities. At Clinton, Mr. Strauss is responsible for evaluating and executing private equity transactions across a range of industries. Post-investment, Mr. Strauss is responsible for the ongoing management and oversight of Clinton’s portfolio investments. From 2008 to 2010, he worked for Angelo, Gordon & Co. as a member of the firm’s private equity and special situations area. Mr. Strauss was previously with Houlihan Lokey, where he focused on mergers and acquisitions from 2006 to 2008. Mr. Strauss has served on the boards of directors of Pacific Mercantile Bancorp (NASDAQ: PMBC) from August 2011 until December 2015 and Community Financial Shares, Inc. (OTC: CFIS) from December 2012 until its sale to Wintrust Financial Corporation in July 2015.

Mr. Ruchalski, age 55, is currently the Chief Financial Officer of Clinton, and has been employed by Clinton since 1997. Prior to joining Clinton, Mr. Ruchalski was an audit manager with Anchin, Block & Anchin, LLP, a certified public accounting firm, from 1986 to 1997. Mr. Ruchalski’s responsibilities while with Anchin, Block & Anchin LLP included client auditing and financial and taxation planning. Mr. Ruchalski holds a bachelor of science in accounting from St. John’s University.

The Executives will serve as our CEO and COO, and CFO respectively, pursuant to the terms of that certain Amended and Restated Services Agreement (the “Amended MSA”) replacing in its entirety that certain Services Agreement previously disclosed on a Current Report on Form 8-K dated as of March 6, 2017. Clinton is an investment adviser registered with the U.S. Securities and Exchange Commission (the “Commission”) and a stockholder of the Company. The Amended MSA provides that Clinton will make available certain of its employees to provide services to the Company, including CEO services, to be provided by Mr. Strauss, COO services, to be provided by Mr. Strauss, and CFO services, to be provided by Mr. Ruchalski (the “Executive Services”). In addition to the Executive Services, Clinton will make available other employees of Clinton as necessary to manage certain business functions as deemed necessary in the sole discretion of Clinton to provide other management services (the “Management Services” and together with the Executive Services, the “MSA Services”). Clinton may at any time designate a substitute for Mr. Strauss, Mr. Ruchalski, or any other employee providing any of the MSA Services, such substitute being mutually agreeable to each of the Company and Clinton. In consideration for the MSA Services, the Company shall provide to Clinton a rate of $243,750 for the initial term, such initial term being the first three (3) months following the execution date of the Amended MSA, and shall automatically renew for successive renewal terms of three (3) calendar months, the fee for each renewal term being $243,750. Each of the Company or Clinton may terminate the Amended MSA, for any reason, by transmitting five (5) days’ prior notice to the other party. The foregoing is merely a summary of the Amended MSA and the MSA Services, and is qualified in its entirety by reference to the Amended MSA which is attached as Exhibit 10.3 hereto.

Voluntary Resignation of Chief Executive Officer and Entry into Separation Agreement

On March 29, 2019, Danny Zheng (“Mr. Zheng”), the Company’s Chief Financial Officer and Interim Chief Executive Officer, submitted his resignation from his positions with the Company. In connection with Mr. Zheng’s resignation, the Company together with Mr. Zheng entered into that certain separation agreement on March 29, 2019 (the “Zheng Separation Agreement”). Pursuant to the terms of the Zheng Separation Agreement, Mr. Zheng will receive a one-time cash severance payment in the amount $57,500, subject to any applicable withholdings. In consideration of this payment, Mr. Zheng executed a general release on behalf of the Company, and waived any other entitlements and benefits, including those described in that certain Employment Agreement entered into between Mr. Zheng and the Company (f/k/a Imation Corp.) on April 26, 2016. Mr. Zheng’s final employment date with the company will be April 5, 2019.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Pre-Pay Agreement between GlassBridge Enterprises, Inc. and CMC Magnetics Corporation, dated March 28, 2019
10.2	Securities Purchase Agreement between GlassBridge Enterprises, Inc. and IMN Capital Holdings, Inc., dated March 31, 2019
10.3	Amended and Restated Services Agreement between GlassBridge Enterprises, Inc. and Clinton Group, Inc., dated March 29, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLASSBRIDGE ENTERPRISES, INC.

Dated: April 2, 2019	By:	/s/ Daniel Strauss
	Name:	Daniel Strauss
	Title:	Chief Operating Officer,